EXHIBIT 3.2

Exhibit 3.2

MDU Resources Group, Inc.
Sections 3.05, 3.06 and 4.01 of the Bylaws, as amended November 12, 2009

3.05           Regular Meetings.  Regular meetings of the Board of Directors may be held at the office of the Corporation in Bismarck, North Dakota, on the second Thursday following the first Monday of February, May, August and November of each year; provided, however, that if a legal holiday, then on the next preceding day that is not a legal holiday.  Regular meetings of the Board of Directors may be held at other times and other places within or without the State of North Dakota on at least five days’ notice to each Director, either personally or by mail, telephone or ~~telegram~~another form of electronic transmission in compliance with the laws of Delaware.

3.06           Special Meetings.  Special meetings of the Board may be called by the Chairman of the Board, Chief Executive Officer or President on three days’ notice to each Director, either personally or by mail, telephone or ~~telegram~~another form of electronic transmission in compliance with the laws of Delaware; special meetings shall be called by the Chairman, Chief Executive Officer, President or Secretary in like manner and on like notice on the written request of a majority of the Board of Directors.

4.01           Notices.  Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any Director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such Director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail.  Notice to Directors may also be given by ~~telegram or~~ telephone or another form of electronic transmission in compliance with the laws of Delaware.  Notice to the stockholders may also be given by a form of electronic transmission consented to by the stockholder to whom the notice is given, as provided by the laws of Delaware.